FOR IMMEDIATE RELEASE                                            Exhibit 99.1
AUGUST 15, 2000


                   CENDANT ANNOUNCES PRELIMINARY PROPOSAL
                     TO ACQUIRE OUTSTANDING AVIS SHARES

               New York, N.Y. - Cendant Corporation (NYSE: CD) announced today that it has submitted to the Board of Directors of Avis Group Holdings, Inc. (NYSE: AVI) a preliminary, non-binding proposal to acquire all of the outstanding shares of Avis that are not currently owned by Cendant at a price of $29 per share in cash. Approximately 25.6 million shares of Avis common stock are not owned by Cendant. Accordingly, the transaction, if completed, would have an equity value of approximately $750 million.

               Cendant Corporation currently owns approximately 18% of Avis' outstanding common shares and also owns preferred stock of a subsidiary of Avis that is convertible into Avis shares. Based upon current conversion rates and assuming certain earnings and market price thresholds are met, such preferred shares are convertible into a combination of non-voting and voting Avis common shares that would result in Cendant having up to a 20% voting interest in Avis and up to an approximately 33% economic interest.

               Cendant Corporation is a global provider of real estate, travel and direct marketing related consumer and business services. The Company's core competencies include building franchise systems, providing outsourcing solutions and direct marketing. As a franchiser, Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. The Company's real estate-related operations also include Move.com Group, Cendant's relocation, real estate and home-related services portal on the Internet. As a provider of outsourcing solutions, Cendant is a major provider of mortgage services to consumers, the global leader in employee relocation, and the world's largest vacation exchange service. In direct marketing, Cendant provides access to insurance, travel, shopping, auto, and other services primarily to customers of its affinity partners. In addition, Cendant Internet Group is pursuing a convergence strategy for the Company's off-line and online businesses. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. Headquartered in New York, NY, the Company has approximately 28,000 employees and operates in over 100 countries.

               Avis is one of the world's leading service and information providers of comprehensive automotive transportation and vehicle management solutions. Avis operates the second largest general-use car rental business in the world, with locations in the United States, Canada, Australia, New Zealand and the Latin American Caribbean region. In 1999, Avis acquired PHH Vehicle Management Services, the world's second largest fleet management and leasing company, together with Wright Express, the world's largest fleet card provider. 80% of the European operations of Avis' fleet management and leasing company were sold to BNP-Paribas on August 9, 2000.

               More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at www.cendant.com or by calling 877-4INFO-CD (877-446-3623).